Exhibit 10.10

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

April 14, 2010

Mr. Minoru Okada

General Manager and Operating Officer

Division of Dermatologicals & Ophthalmologicals

Otsuka Pharmaceutical Co., Ltd.

Shinagawa Grand Central Tower

2-16-4 Konah, Minato-ku

Tokyo 108-8242 Japan

Dear Okada-San,

Reference is hereby made to the Research Collaboration and License Agreement by and between MethylGene Inc. (“MethylGene”) and Otsuka Pharmaceutical Co., Ltd. (“Otsuka”) dated March 25, 2008 (the “Agreement”).  All capitalized terms used in this letter agreement and not otherwise defined in this letter agreement have the meanings set forth in the Agreement.

As you know, MethylGene and Otsuka have been negotiating an amendment to the Agreement (an “Amendment”), but those negotiations have not yet resulted in a mutually acceptable Amendment.  MethylGene and Otsuka desire to continue negotiation of an Amendment, but want to ensure that there is no interruption of the activities under the Research Program while such Amendment is being negotiated.  Therefore, MethylGene and Otsuka agree to amend the Agreement as follows:  effective as of March 25, 2010:

1.                                      Notwithstanding anything to the contrary in Section 3.2(a) of the Agreement, (a) the Research Term is extended until September 25, 2010, and (b) any further extensions of the Research Term must be mutually agreed upon by MethylGene and Otsuka.  The period from March 26, 2010 to September 25, 2010 is referred to in this letter agreement as the “Extended Period”.

2.                                      Otsuka and MethylGene will continue during the Extended Period to use good faith efforts to negotiate an Amendment on mutually acceptable terms.

3.                                      Otsuka will continue during the Extended Period to pay MethylGene the Quarterly Research Fee in accordance with Section 6.3 of the Agreement but, notwithstanding anything to the contrary in Section 1.22 of the Agreement, the FTE Rate to be used for calculating such Quarterly Research Fee during the Extended Period will be […***…]US $[…***…] per FTE per twelve (12) month period.

4.                                      For the avoidance of doubt, Otsuka has a right to designate Selected Compounds anytime during the Extended Period pursuant to Section 3.5 of the Agreement.

5.                                      All terms and conditions of the Agreement not expressly amended by the foregoing paragraphs 1 and 3 remain unchanged and in full force and effect.

If the above is agreeable to Otsuka, please so indicate by having this letter signed in duplicate by an authorized representative of Otsuka and returning the original to me for our records.

Sincerely,

Donald F. Corcoran

President and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

Otsuka Pharmaceutical Co., Ltd.

By:

Name:

Title:

cc:	Otsuka Pharmaceutical Co., Ltd. Shinagawa Grand Central Tower 2-16-4 Konan, Minato-ku Tokyo 108-8242 Japan Attention: Director, Legal, Affairs Department Fax: 81-3-6717-1480

***Confidential Treatment Requested